Exhibit 2.3
Confidential Treatment Requested by Cash America International, Inc. Confidential portions of this document have been redacted and have been separately filed with the Securities and
Exchange Commission.
OPTION AGREEMENT
     THIS OPTION AGREEMENT (the “Agreement”) is made and entered into this 11th day of December, 2008, by and between St. Claire, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Option Seller”), and Cash America of Mexico, Inc., a Delaware corporation (the “Purchaser”).
RECITALS:
     A. On December 11, 2008, Creazione Estilo, S.A. de C.V., SOFOM, E.N.R., a Mexican sociedad anónima de capital variable, sociedad financiera de objeto múltiple, entidad no regulada (the “Company”), issued to the Option Seller 14,305,590 shares B of the common shares, without nominal value, of the Company (the “Option Securities”).
     B. The Purchaser desires to acquire an option to purchase the Option Securities.
     C. The Option Seller desires to grant to the Purchaser an option to purchase the Option Securities in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. For the purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meaning set forth or referenced below:
     “Acquired Companies” means the Creazione Companies and InverPRGD, S.A. de C.V., a Mexican sociedad anónima de capital variable.
     “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Business Day” means a day, other than a Saturday or a Sunday, on which banks in the State of Texas and in the United Mexican States are permitted or required to remain open.
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     “CAI” means Cash America International, Inc., a Texas corporation.
     “Capital International” means Capital International S.à.r.l., a Luxembourg limited liability company.
     “[***]” means [***], an individual citizen of the United Mexican States.
     “CoFeCo” means the Mexican Federal Competition Commission.
     “Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
     “Creazione Companies” means the Company and its Subsidiaries.
     “Credit Agreement” means that certain Credit Agreement, dated as of August 9, 2007, among the Company, as borrower, Citibank, N.A., as lender, and Deutsche Bank Trust Company Americas, as offshore collateral agent, and Deutsche Bank Mexico, S.A., as onshore collateral agent.
     “Credit Agreement Subsidiaries” means Grupo Mexicano en Apoyo a la Economía Familiar, S.A. de C.V., SOFOM, E.N.R., Grupo Poblano en Apoyo a la Economía Familiar, S.A. de C.V., SOFOM, E.N.R., Grupo Relevo, S.A. de C.V., SOFOM, E.N.R., Finfácil, S.A. de C.V., SOFOM, E.N.R., Grupo Jaliciense en Apoyo a la Economía Familiar, S.A. de C.V., SOFOM, E.N.R., and Grupo Metropolitano en Apoyo a la Economía Familiar, S.A. de C.V., SOFOM, E.N.R.
     “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).
     “GAAP” means generally accepted accounting principles for financial reporting in Mexico, as in effect as of the date of this Agreement.
     “Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body or international organization, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Labor Company” means Huminal, S.A. de C.V., a Mexican sociedad anónima de capital variable.
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     “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
     “Lender” means Citibank N.A., the sole lender under the Credit Agreement.
     “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
     “Loan Amount” means an amount equal to the Outstanding Obligations plus the Loan Prepayment Penalty.
     “Loan Documents” means the Pre-Closing Loan Agreement, the Pre-Closing Promissory Note and the Pre-Closing Pledge Agreement
     “Loan Prepayment Penalty” means any amount above US$600,000 but not exceeding US$5,000,000 required to be paid to the Lender under the Credit Agreement in order to discharge any and all obligations (other than principal and interest then outstanding) as of the date of any prepayment under the Credit Agreement.
     “Loss” means any loss, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a third party claim.
     “Material Adverse Effect” shall mean a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results or operations of the Acquired Companies or on a material asset or a material Liability of the Acquired Companies, in each case taken as a whole, or on the ability of the Seller Parties to perform their respective obligations under this Agreement or the Purchase Agreement or to consummate the transactions contemplated hereby or thereby, but excluding changes in the United States or world financial markets or general economic conditions. For purposes of this definition, an adverse effect representing a claim, Loss, damage or Liability in an amount in excess of US$750,000 (or its equivalent in Pesos), individually or in the aggregate, shall be deemed to be a Material Adverse Effect.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, memorandum of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Outstanding Obligations” means the amounts of outstanding principal and interest set forth on Schedule 1.1 hereto with respect to the obligations evidenced by the documents listed on Schedule 1.1 hereto.
     “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
     “Peso” means the legal currency of the United Mexican States.
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     “Pre-Closing Loan Agreement” means that certain loan agreement of even date herewith between CAI and the Option Seller.
     “Pre-Closing Pledge Agreement” means that certain Share Pledge Agreement of even date herewith by and among CAI, the Option Seller and the Company.
     “Pre-Closing Promissory Note” means that certain Promissory Note/(Pagaré) of even date herewith made by the Option Seller in the original principal amount equal to the Loan Amount payable to the order of CAI, evidencing the debt of the Option Seller under the Pre-Closing Loan Agreement.
     “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchase Agreement” means that certain Securities Purchase Agreement of even date herewith by and among the Company, the Purchaser, CAI and the Seller Parties.
     “Seller Parties” means [***], Capital International, St. Claire, [***] and INVECAMEX, S.A. de C.V.
     “Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
     “Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed; provided, however, that this definition shall not apply to any calculation of TTM EBITDA or any Supplemental Payment provided by the Purchase Agreement.
     “TTM EBITDA” shall have the meaning set forth in Exhibit A.
     Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meaning specified in the indicated Sections of this Agreement:
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Defined Term	Section
Agreement	preamble
Company	Recitals
Contemplated Transactions	3.3(a)(vii)(B)
IXE	3.3(a)(xvi)
Loan Balance Threshold	7.1(j)
Non-Competition Agreement	3.3(a)(iv)
Option	2.1
Option Closing	3.2
Option Closing Consideration	2.2
Option Closing Date	3.2
Option Closing Statement	3.3(a)(x)
Option Payment	2.1
Option Securities	Recitals
Option Seller	preamble
Payoff Obligee	3.3(a)(xiii)
Premium	2.2(a)
Purchaser	preamble
Public Registry Release Letter	3.3(a)(xv)(D)
Shareholders Agreement	3.3(a)(xi)
St. Claire	preamble
     Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation and all regulations promulgated or implementing the statute, as in effect at the relevant time. Any reference to regulations refers to the regulation, any amendments or successor legislation and any official interpretations of such regulation promulgated by the Governmental Authority charged by statute with the interpretation of such regulations, each as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2
THE OPTION TRANSACTIONS
     2.1 Option to Purchase. In consideration for the sum of US$1,000 payable in cash or certified funds by the Purchaser to the Option Seller upon execution of this Agreement (the “Option Payment”), the Option Seller hereby grants to the Purchaser the exclusive option to purchase the Option Securities, under the terms and conditions described in this Agreement (the “Option”). The Option Payment, if made, shall be credited toward the payment due from the Purchaser at the Option Closing. Except as otherwise provided below, in the event the Option is not timely exercised by the Purchaser, the Option Payment shall not be refundable to the Purchaser. The Purchaser may exercise the Option by providing written notice of such intent to the Option Seller and consummating the Option Closing, each not later than thirty (30) days after the date of this Agreement.
     2.2 Option Closing Consideration. The consideration from the Purchaser to the Option Seller for the Option Securities shall consist of the following (the “Option Closing Consideration”):
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     (a) Payment by wire transfer of immediately available funds of an amount equal to US$400,000 (the “Premium”); plus
     (b) Payment of immediately available funds in an amount equal to the Loan Amount.
ARTICLE 3
THE OPTION CLOSING TRANSACTIONS
     Section 3.1 Purchase and Sale of the Option Securities. In accordance with and subject to the provisions of this Agreement, at the Option Closing the Option Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Option Seller, all of the Option Securities. Notwithstanding anything to the contrary in this Agreement or any document contemplated hereby or executed in connection herewith, if the Purchaser does not exercise the Option, the Option Closing shall not occur.
     Section 3.2 Option Closing. Subject to Article 8, the closing of the acquisition by the Purchaser of the Option Securities and the other transactions contemplated by this Agreement to occur simultaneously therewith (the “Option Closing”) will take place at the offices of Baker & McKenzie LLP, 2001 Ross Ave., Suite 2300, Dallas, Texas 75201, at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of all of the conditions set forth in Article 7, or at such other place or at such other time or on such other date as the Purchaser and the Option Seller may agree upon in writing. The date upon which the Option Closing actually occurs is referred to in this Agreement as the “Option Closing Date.”
     Section 3.3 Option Closing Deliveries.
     (a) At the Option Closing, the Option Seller will deliver or cause to be delivered to the Purchaser:
(i)	documents evidencing the contribution by the Option Seller of the Loan Amount to the Company in exchange for the issuance of the Option Securities, including:
(A)	resolutions adopted by the shareholders of the Company approving the capital contribution of the Loan Amount, the issuance of the Option Securities and their transfer to the Purchaser; and

(B)	a certificate from the Secretary of the Company regarding (1) the issuance of the Option Securities, and (2) entries to the corporate records of the Company, including the variations of capital and the shareholders registry, in connection with the contribution of the Loan Amount and the issuance and exchange of the Option Securities;
(ii)	documents evidencing the transfer of the Option Securities by the Option Seller to the Purchaser, including:
(A)	share certificates for the Option Securities duly endorsed in favor of the Purchaser in ownership (endoso en propiedad), in form and substance reasonably satisfactory to the Purchaser, and

(B)	entries to the shareholders registry evidencing transfer of the Option Securities to the Purchaser;
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(iii)	a certificate, dated as of the Option Closing Date, executed by the Option Seller confirming the satisfaction of the conditions specified in Sections 7.1(a) and 7.1(b);

(iv)	a non-competition agreement in the form of Exhibit B executed by each of the Seller Parties (collectively, the “Non-Competition Agreement”);

(v)	releases in the form of Exhibit C executed by each of the Seller Parties;

(vi)	copies of the Governmental Authorizations and consents required to be obtained pursuant to Section 7.1(c);

(vii)	certificates (in form and substance reasonably satisfactory to the Purchaser) of the secretary or authorized officer or manager of the Company and each Seller Party that is an entity dated as of the Option Closing Date certifying as to (A) such Person’s (and, in the case of the Company, its Subsidiaries’) Organizational Documents, (B) the effectiveness of the resolutions of the board of managers, members or directors or other comparable governing body of such Person (and, in the case of the Company, its Subsidiaries) relating to this Agreement, the Purchase Agreement and the documents and transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”); and (C) incumbency and signatures of the officers or managers of the Company and each Seller Party executing this Agreement or any other document executed in connection with the Contemplated Transactions;

(viii)	resignations and evidence of removal effective as of the Option Closing Date of each director and officer listed on Schedule 3.3(a)(viii) hereto from the positions identified or described on Schedule 3.3(a)(viii) hereto;

(ix)	documents evidencing the appointment effective as of the Option Closing Date of each director and officer listed on Schedule 3.3(a)(ix) hereto to the positions identified or described on Schedule 3.3(a)(ix) hereto;

(x)	a closing settlement statement (the “Option Closing Statement”) and receipt for the Option Closing Consideration in form and substance reasonably satisfactory to the Purchaser;

(xi)	a shareholders agreement in the form of Exhibit D executed by the Company, [***] and Capital International (the “Shareholders Agreement”);

(xii)	amended and restated bylaws of the Company and the Labor Company in the forms attached hereto as Exhibits E-1 and E-2;

(xiii)	a payoff letter, executed by each applicable Acquired Company and each applicable creditor thereunder (the “Payoff Obligee”), with respect to each of the Outstanding Obligations in form and substance satisfactory to the Purchaser and CAI;

(xiv)	an escrow agreement and power of attorney in the form attached hereto as Exhibit F executed by the current shareholders of the Labor Company giving the
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Purchaser the right to transfer or cause the transfer of the shares of the Labor Company to the Purchaser or its designee without limitations;

(xv)	evidence reasonably satisfactory to the Purchaser of the release and termination of the Encumbrances related to the Credit Agreement, including:
(A)	return by the Collateral Agent (as defined in the Credit Agreement) to the Company of the certificates representative of the capital stock of each of the Credit Agreement Subsidiaries held by the Collateral Agent;

(B)	cancellation of the guaranty endorsement (endoso en garantía) in favor of Lender contained in the certificates representative of the capital stock of each of the Credit Agreement Subsidiaries;

(C)	annotation in the shareholders registry book of each of the Credit Agreement Subsidiaries setting forth that the pledge granted in favor of Deutsche Bank México, S.A. in its capacity as collateral agent, has been released;

(D)	a duly executed release letter issued to the respective Public Registries of Commerce of the place where each of the Credit Agreement Subsidiaries has its corporate domicile (each a “Public Registry Release Letter”);

(E)	evidence of the formalization of each Public Registry Release Letter before a Mexican notary public; and

(F)	evidence of the recording of each Public Registry Release Letter before the Public Registry of Commerce of the place where each of the Credit Agreement Subsidiaries has its corporate domicile;
(xvi)	a duly executed release letter issued by Ixe Banco, S.A. Institución de Banca Múltiple, Ixe Grupo Financiero (“IXE”) to the applicable Creazione Companies releasing the Encumbrances granted to IXE in a portion of the loan portfolio of the applicable Creazione Companies.
     (b) At the Option Closing, the Purchaser will deliver or cause to be delivered to the Option Seller:
     (i) evidence of payment of the Option Closing Consideration;
     (ii) the Non-Competition Agreement, the Shareholders Agreement and the Option Closing Statement executed by the Purchaser;
     (iii) the Non-Competition Consideration (as defined in the Non-Competition Agreement) by wire transfer in immediately available funds;
     (iv) a certificate, dated as of the Option Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b);
     (v) evidence of the exercise of the Option by the Purchaser;
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     (vi) certificates of the secretary or authorized officer or manager of CAI and the Purchaser dated as of the Option Closing Date certifying as to (A) CAI’s and the Purchaser’s Organizational Documents; (B) the effectiveness of the resolutions of the board of managers, members or directors or other comparable governing body of CAI and the Purchaser relating to this Agreement, the Purchase Agreement and the documents and transactions contemplated hereby and thereby; and (C) incumbency and signatures of the officers or managers of CAI and the Purchaser executing this Agreement or any other document executed in connection with the Contemplated Transactions;
     (vii) a written release from CAI in favor of the Borrower releasing the Borrower from all obligations under the Pre-Closing Loan Agreement and the other Loan Documents; and
     (viii) the Pre-Closing Promissory Note marked “CANCELLED”.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OPTION SELLER
     The Option Seller makes to the Purchaser each of the representations and warranties set forth in Article 3 of the Purchase Agreement, except as set forth on the Seller Disclosure Schedule delivered in connection with the Purchase Agreement, and such representations and warranties are hereby incorporated herein by this reference.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser makes to the Option Seller each of the representations and warranties set forth in Article 4 of the Purchase Agreement, except as set forth on the Purchaser Disclosure Schedule delivered in connection with the Purchase Agreement, and such representations and warranties are hereby incorporated herein by this reference.
ARTICLE 6
PRE-CLOSING COVENANTS
     The covenants of the Seller Parties set forth in Article 5 of the Purchase Agreement are hereby incorporated herein by this reference. The Option Seller hereby agrees to comply with, and to cause the Seller Parties to comply with, such covenants as if expressly set forth herein and, if not already applicable to this Agreement and the transactions contemplated hereby, as if applicable to this Agreement and the transactions contemplated hereby. The Purchaser hereby agrees that in the event that the Purchaser exercises the Option, the Purchaser will comply with the covenants of the Purchaser set forth in Article 5 of the Purchase Agreement which, in the event that the Purchaser exercises the Option, shall be incorporated herein by this reference.
ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
     Section 7.1 Conditions to the Obligation of the Purchaser. Notwithstanding any notice of the intent of the Purchaser to exercise the Option, the obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Option Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
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     (a) all of the Option Seller’s representations and warranties set forth in or incorporated into this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Option Closing as though made on the Option Closing Date, except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership) and Section 3.5 (Financial Statements) of the Purchase Agreement, and each of the Option Seller’s representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect”, each of which must have been true and correct in all respects (i.e. without duplication as to materiality) as of the date of this Agreement and must be true and correct in all respects as of the Option Closing as though made on the Option Closing Date, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
     (b) all of the covenants and obligations that the Option Seller is required to have performed or complied with under this Agreement on or before the Option Closing Date shall have been duly performed and complied with in all material respects;
     (c) each of the Governmental Authorizations and consents, if any, identified in Schedule 7.1(c) hereto shall have been obtained and must be in full force and effect;
     (d) the applicable parties shall have made all required filings with CoFeCo and the applicable parties shall have received consent to the Contemplated Transactions from, or the Purchaser shall be satisfied that there are no objections to the Contemplated Transactions by, CoFeCo;
     (e) since the date of this Agreement, there must not have been commenced and undismissed, or threatened and not withdrawn, against the Purchaser, or against any Affiliate of the Purchaser or any Acquired Company, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions;
     (f) neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, lapse of time or both), contravene, conflict with, result in a material violation of, or cause the Purchaser or any Affiliate of the Purchaser or any Acquired Company to suffer any Losses in excess of $750,000, individually or in the aggregate, under (i) any applicable Law, Judgment or Governmental Authorization, or (ii) any Law or Judgment that has been published, introduced or otherwise formally proposed by or before any Governmental Authority;
     (g) since the date of this Agreement, there must not have been any change or event that has had or would reasonably be expected to have a Material Adverse Effect;
     (h) the Option Seller must have delivered or caused to be delivered (i) each document that Section 3.3(a) requires it to deliver, (ii) an opinion of Mexican and/or New York counsel to the Seller Parties and the Acquired Companies, addressed to the Purchaser (and its assignees, if applicable) and dated the Option Closing Date, opining as to customary matters, in form and substance reasonably satisfactory to the Purchaser and its counsel and (iii) and such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the Contemplated Transactions;
     (i) at least 85% of the Persons working for the Labor Company as of the date of this Agreement shall remain employed by the Labor Company as of the Option Closing;
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     (j) the Company having a minimum verifiable pawn loan balance of Mx$250,000,000 (the “Loan Balance Threshold”) as of the last day of the full calendar month immediately preceding the Option Closing Date and TTM EBITDA of at least Mx$140,000,000 as of the last day of the full calendar month immediately preceding the Option Closing Date;
     (k) the receipt by the Purchaser of any financing to be used to consummate the Contemplated Transactions;
     (l) the Purchaser’s board of directors shall have approved the Contemplated Transactions;
     (m) the Purchaser shall be satisfied with the results of its due diligence investigation of the Seller Parties and the Acquired Companies; and
     (n) the Purchaser shall have exercised the Option.
     Section 7.2 Conditions to the Obligation of the Option Seller. In the event that the Purchaser exercises the Option, the obligation of the Option Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Option Closing Date, of each of the following conditions (any of which may be waived by the Option Seller, in whole or in part):
     (a) all of the Purchaser’s representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Option Closing as though made on the Option Closing Date, except for the representations and warranties set forth in Section 4.2 (Authority and Enforceability) of the Purchase Agreement and each of the Purchaser’s representations and warranties that is qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Option Closing as though made on the Option Closing Date, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
     (b) all of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Option Closing Date must have been duly performed and complied with in all material respects;
     (c) each of the Governmental Authorizations and consents, if any, identified in Schedule 7.2(c) hereto as a Governmental Authorization or consent that is required to be obtained as a condition to the Option Closing must have been obtained and must be in full force and effect;
     (d) there must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the Contemplated Transactions; and
     (e) the Purchaser must have delivered or caused to be delivered to the Sellers (i) each document that Section 3.3(b) requires it to deliver, (ii) an opinion of Baker & McKenzie LLP, counsel to the Purchaser, addressed to the Seller Parties and dated the Option Closing Date, opining as to customary matters, in form and substance reasonably satisfactory to the Option Seller and its counsel and (iii) such other documents, instruments and certificates as the Option Seller may reasonably request for the purpose of consummating the Contemplated Transactions.
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ARTICLE 8
TERMINATION
     Section 8.1 Termination Events. Notwithstanding any notice of the intent of the Purchaser to exercise the Option, this Agreement may, by written notice given before or at the Option Closing, be terminated:
     (a) in writing by mutual consent of the Purchaser and the Option Seller;
     (b) by the Purchaser if there has been a breach in any material respect of any of the Option Seller’s representations, warranties, covenants or agreements contained in this Agreement (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 3.2, Section 3.4 and Section 3.5 of the Purchase Agreement and each of the Option Seller’s representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and which breach has not been cured or cannot be cured within 10 days after receipt by the Option Seller of written notice of the breach from the Purchaser, such notice setting in forth in reasonable detail the nature of the breach (and, if applicable, the reasons why such breach is not capable of cure);
     (c) by the Option Seller following receipt of notice of the intent of the Purchaser to exercise the Option if there has been a breach in any material respect of any of the Purchaser’s representations, warranties or covenants contained in this Agreement (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 4.2 of the Purchase Agreement and each of the Purchaser’s representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and which breach has not been cured or cannot be cured within 10 days after receipt by the Purchaser of the written notice of breach from the Option Seller, such notice setting in forth in reasonable detail the nature of the breach (and, if applicable, the reasons why such breach is not capable of cure);
     (d) by the Purchaser if there has occurred a Material Adverse Effect; or
     (e) by either the Purchaser or the Option Seller if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions.
     Section 8.2 Effect of Termination. Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions incorporated from Section 3.27, 4.5, 8.4, 8.5, 8.7 and Article 10 of the Purchase Agreement will remain in full force and survive any termination of this Agreement, (b) the provisions of this Section 8.2 will remain in full force and survive any termination of this Agreement and (c) if this Agreement is terminated by a party hereto because of the breach of this Agreement by another party hereto or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
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ARTICLE 9
ADDITIONAL COVENANTS
     The covenants of the Seller Parties set forth in Article 8 of the Purchase Agreement are hereby incorporated herein by this reference, mutatis mutandis. The Option Seller hereby agrees to comply with, and to cause the Seller Parties to comply with, such covenants as if expressly set forth herein and, if not already applicable to this Agreement and the transactions contemplated hereby, as if applicable to this Agreement and the transactions contemplated hereby. The Purchaser hereby agrees that in the event that the Purchaser exercises the Option, the Purchaser will comply with the covenants of the Purchaser set forth in Article 8 of the Purchase Agreement which, in the event that the Purchaser exercises the Option, shall be incorporated herein by this reference.
ARTICLE 10
INDEMNIFICATION
     This parties to this Agreement expressly acknowledge and agree that (a) the indemnification provisions of the Purchase Agreement (including, without limitation, Article 9 thereof) shall apply to this Agreement as if set forth in this Agreement and are incorporated by reference into this Agreement, (b) the Option Seller is jointly and severally liable with the other Seller Parties for the indemnification obligations of the Seller Parties under the Purchase Agreement and this Agreement, (c) the parties hereto shall be subject to and governed by the indemnification, claims and dispute resolution provisions of Article 9 of the Purchase Agreement, and (c) claims for indemnification under the Purchase Agreement and under this Agreement shall be treated as if made under one agreement for purposes of satisfying the limitations set forth in Section 9.6 of the Purchase Agreement.
ARTICLE 11
GENERAL PROVISIONS
     Article 10 of the Purchase Agreement is hereby incorporated herein by this reference; provided, however, that (a) all references to “this Agreement” shall be deemed to refer to this Option Agreement, and (b) all references to a “Party” or the “Parties” shall be deemed to refer to a party or the parties to this Agreement.
[Signature page follows.]
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     The parties hereto have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

OPTION SELLER:

ST. CLAIRE, S.A. DE C.V.

By:	/s/ [***] Name: [***]
Title: Legal Representative

PURCHASER:

CASH AMERICA OF MEXICO, INC.

By:	/s/ Thomas A. Bessant, Jr.

Thomas A. Bessant, Jr.
Executive Vice President
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